[SAVVIS letterhead]



                                February 9, 2000


Board of Directors
SAVVIS Communications Corporation
12007 Sunrise Valley Drive
Reston, VA  20191

Gentlemen:

                  The undersigned is Vice President and General Counsel of SAVVIS Communications Corporation, a Delaware corporation (the "Company"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. ss. 229.601(b)(5) in connection with the proposed public sale by Bridge Information Systems, Inc., a Missouri corporation (the "Selling Stockholder"), of (i) up to 2,125,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), and (ii) up to an additional 2,550,000 shares of Common Stock to cover overallotments (collectively, the "Shares"), pursuant to the Company's registration statement on Form S-1, as amended (the "Registration Statement").

                  For the purpose of rendering this opinion, I have examined originals, or photostatic or certified copies, of such records of the Company, and such corporate records, certificates of public officials and other documents, as I have deemed relevant to render this opinion. In my examination of the aforesaid documents, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to me, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to me as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

                  This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. I express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term "Delaware General Corporation Law, as amended" includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

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                  Based upon,  subject to and limited by the foregoing,  I am of the opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

                  This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. I assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

                  I hereby  consent  to the  filing  of this  opinion  letter as
Exhibit 5.2 to the Registration Statement and to the reference to me under the caption "Validity of the Shares" in the prospectus constituting a part of the Registration Statement. In giving this consent, I do not thereby admit that I am an "expert" within the meaning of the Securities Act of 1933, as amended.

                                       Very truly yours,

                                       /s/ Steven M. Gallant
                                       ---------------------
                                       Steven M. Gallant